Exhibit 2.01

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

Dated as of November 19, 2007

by and among

BLUEPHOENIX SOLUTIONS LTD.

and

THE PURCHASERS LISTED ON EXHIBIT A

ARTICLE I                                 PURCHASE AND SALE OF ORDINARY SHARES AND WARRANTS                                                                               3
    Section 1.1                                 Purchase and Sale of Ordinary Shares and Warrants                                                                                                    3
    Section 1.2                                 Purchase Price and Closing                                                                                                        3
    Section 1.3                                 Warrant Shares                                                                                                            4

ARTICLE II                                REPRESENTATIONS AND WARRANTIES                                                                                                             4
    Section 2.1           Representations and Warranties of the Company                                                                                                       4
    Section 2.2           Representations, Warranties and Agreements of the Purchasers                           13

ARTICLE III                              COMPANY COVENANTS                                                                                                           16
    Section 3.1             Keeping of Records and Books of Account                                                                                                 16
    Section 3.2                                 Other Agreements                                                                                             16
    Section 3.3                                 Use of Proceeds                                                                                                                 16
    Section 3.4                                 Disclosure of Information                                                                                                16
    Section 3.5                                 Disclosure of Material Information                                                                                 16
    Section 3.6                                 Reservation of Shares                                                                                                       17
    Section 3.7                                 Transfer Agent Instructions                                                                                            17
    Section 3.8                                 Furnishing of Information                                                                                                17
    Section 3.9                                 Integration                                                                                                          18
    Section 3.10                               Listing of Ordinary Shares                                                                                       18
    Section 3.11                               Equal Treatment of Purchasers                                                                                               18
    Section 3.12                               Form D; Blue Sky Filings                                                                                                      18
    Section 3.13                               Subsequent Equity Sales.                                                                                                    18

ARTICLE IV                                 CONDITIONS                                                                                                             19
    Section 4.1                                 Conditions Precedent to the Obligation of the Company to
       Close and to Sell the Securities                                                                                                19
    Section 4.2                                 Conditions Precedent to the Obligation of the Purchasers to
       Close and to Purchase the Securities                                                                                           20

ARTICLE V                                 CERTIFICATE LEGEND                                                                                                     22
    Section 5.1                                 Legend                                                                                                                22

ARTICLE VI                                 INDEMNIFICATION                                                                                                         24
    Section 6.1                                 Company Indemnity                                                                                                      24

ARTICLE VII                                 MISCELLANEOUS                                                                                                           25
    Section 7.1                                 Fees and Expenses                                                                                                        25
    Section 7.2                                 Specific Performance; Consent to Jurisdiction; Venue.                                                                                               25
    Section 7.3                                 Entire Agreement                                                                                                       26
    Section 7.4                                 Notices                                                                                                                26
    Section 7.5                                 Amendments and Waivers                                                                                                   27
    Section 7.6                                 Headings                                                                                                             27
    Section 7.7                                 Successors and Assigns                                                                                                      27

    Section 7.8                                  No Third Party Beneficiaries                                                                                                   27
    Section 7.9                                  Governing Law                                                                                                          27
    Section 7.10                                Survival                                                                                                              27
    Section 7.11                                Counterparts                                                                                                              27
    Section 7.12                                Severability                                                                                                            27
    Section 7.13                                Further Assurances                                                                                                          28
            Section 7.14            Independent Nature of Purchasers’ Obligations and Rights                                                                                     28

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT dated as of November 19, 2007 (this “Agreement”) by and among BluePhoenix Solutions Ltd., an Israeli company (the “Company”), and each of the purchasers whose names are set forth on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

The parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ORDINARY SHARES AND WARRANTS

Section 1.1 Purchase and Sale of Ordinary Shares and Warrants.  (a) Upon the following terms and conditions, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase (in the amounts set forth as Exhibit A hereto) from the Company, ordinary shares of the Company, par value NIS 0.01 per share (the “Ordinary Shares”, and the Ordinary Shares purchased pursuant to the terms hereof, the “Shares”) at a price per share of $17.50, amounting to an aggregate purchase price of Thirty Four Million Nine Hundred Ninety Nine Thousand Nine Hundred Seventy Five Dollars ($34,999,975) (the “Purchase Price”).  The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

(b)            Upon the following terms and conditions and for no additional consideration, each of the Purchasers shall be issued warrants, in substantially the form attached hereto as Exhibit B (the “Warrants”), to purchase the number of Ordinary Shares as set forth opposite such Purchaser’s name on Exhibit A hereto.  The Warrants shall expire five (5) years following the Closing Date and shall have an exercise price per share equal to the Warrant Price (as defined in the Warrant).

Section 1.2 Purchase Price and Closing.  Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the Shares and Warrants for an aggregate purchase price of Thirty Four Million Nine Hundred Ninety Nine Thousand Nine Hundred Seventy Five Dollars ($34,999,975) (the “Purchase Price”).  The closing of the purchase and sale of the Shares and the Warrants to be acquired by the Purchasers from the Company under this Agreement shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (the “Closing”) at 10:00 a.m., New York time (i) on the second business day after the fulfillment or waiver in accordance herewith of all of the conditions set forth in Article IV hereof and applicable to the Closing; provided, that such date shall be no later than November 26, 2007, or (ii) at such other time and place or on such date as Purchasers committed to purchase hereunder at least 67% in value of the Shares and the Company may agree upon (the “Closing Date”).  Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser (x) a certificate for the number of Ordinary Shares set forth opposite the name of such Purchaser on Exhibit A hereto, (y) its Warrants to purchase such number of Ordinary Shares as is set forth opposite such Purchaser’s name on Exhibit A and (z) any other documents required to be delivered pursuant to Article IV hereof.  At the Closing, each Purchaser shall deliver its portion of the Purchase Price by wire transfer to the Company.

Section 1.3 Warrant Shares.  The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of shareholders, a number of its authorized but unissued Ordinary Shares equal to one hundred percent (100%) of the aggregate number of Ordinary Shares to effect the exercise of the Warrants as of the Closing Date.  Any Ordinary Shares issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the "Warrant Shares".  The Shares, the Warrants and the Warrant Shares are sometimes collectively referred to herein as the "Securities".

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers, as of the date hereof and the Closing Date (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein), as follows:

(a) Organization and Good Standing.  The Company is a company duly incorporated or otherwise organized and validly existing under the laws of the State of Israel and has the requisite power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company has no significant direct or indirect Subsidiaries other than as specified in the Forms 20-F and 20-F/A for the fiscal year ended December 31, 2006 (the “Form 20-F”).  The Company and each Subsidiary listed on the Form 20-F is duly qualified as a foreign company to do business and is in good standing (if applicable) in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole (other than effects resulting from conditions affecting the Company’s or its Subsidiaries’ markets generally or from general economic conditions) and/or any condition, circumstance or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under the Transaction Documents (as defined in Section 2.1(b) below)) in any material respect.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

(b) Power; Authorization; Enforcement.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Warrants and the Registration Rights Agreement by and among the Company and the Purchasers, dated as of the Closing, substantially in the form of Exhibit C attached hereto (the “Registration Rights Agreement”) (this Agreement, the Warrants and the Registration Rights Agreement, the “Transaction Documents”) and to issue and sell the Securities in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary action, and, except as set forth on Schedule 2.1(b), no further consent or authorization of the Company, its Board of Directors or shareholders is required.  When executed and delivered by the Company, each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization.  The authorized share capital of the Company as of the date hereof is set forth on Schedule 2.1(c) hereto.  All of the outstanding Ordinary Shares and any other outstanding security of the Company have been duly and validly authorized and validly issued, fully paid and nonassessable and were issued in accordance with the registration provisions of the Securities Act, or pursuant to valid exemptions therefrom.  Except as set forth in this Agreement or on Schedule 2.1(c) hereto, no Ordinary Shares or any other security of the Company are entitled to preemptive rights, registration rights, rights of first refusal or similar rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any share capital of the Company.  Furthermore, except as set forth in this Agreement or on Schedule 2.1(c) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional Ordinary Shares of the Company or options, securities or rights convertible into share capital of the Company.  Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as provided on Schedule 2.1(c) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.

(d) Issuance of Securities.  The Shares to be issued at the Closing have been duly authorized by all necessary action and, when paid for and issued in accordance with the terms hereof, the Shares shall be duly and validly issued, fully paid, non-assessable, and free and clear of all liens.  When the Warrant Shares are issued and paid for in accordance with the terms of this Agreement and as set forth in the Warrants, such shares will be duly authorized by all necessary action and validly issued, fully paid, non-assessable, and free and clear of all liens.

(e) No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations under the Warrants and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities as contemplated hereby) do not and will not (i) violate any provision of the Company’s memorandum or articles of association (the

“Organizational Documents”) as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, with respect to clauses (ii) and (iii) above for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (excluding with respect to federal and state securities laws).  Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof, other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations or any registration provisions provided in the Registration Rights Agreement.

(f) SEC Documents, Financial Statements.  The Ordinary Shares of the Company are registered pursuant to Section 12(b) of the Exchange Act, and the Company has timely filed all reports, schedules, forms, statements and any other documents submitted or filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing including filings incorporated by reference therein being referred to as the “SEC Documents”) required to be filed in the last 12 months.  At the times of its filing, the Form 20-F complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and the Form 20-F did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Form 20-F complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC.  Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) No Material Adverse Change.  Since the filing of the Form 20-F, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed on Schedule 2.1(g) hereto or as disclosed in its SEC Documents.

(h) No Undisclosed Liabilities.  Except as disclosed in the SEC Documents or on Schedule 2.1(h) hereto, since the filing of the Form 20-F, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(i) Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth in the SEC Documents or on Schedule 2.1(i) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) Compliance with Law.  The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except as set forth in the SEC Documents or on Schedule 2.1(j) hereto or such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it (the “Permits”) unless the failure to possess the Permits, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries have received notice or proceedings relating to the revocation or modification of any of the Permits which could reasonably be expected to have a Material Adverse Effect.

(k) Taxes.  The Company and each of the Subsidiaries has accurately prepared and filed all material federal, state, foreign and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable.  The Company has no knowledge of any additional assessments, adjustments or contingent tax liability of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(l) Certain Fees.  Except as set forth on Schedule 2.1(l) hereto, the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents or the transactions contemplated thereby.

(m) Disclosure.  Except for the transactions contemplated by this Agreement, the Company confirms that neither it nor any other person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(n) Operation of Business.  Except as set forth on Schedule 2.1(n) hereto, the Company and each of the Subsidiaries owns or possesses the rights to all material patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without any known conflict with the rights of others, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(o) Books and Records; Internal Accounting Controls.  The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary.  The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(p) Material Agreements.  Except for the Transaction Documents (with respect to clause (i) only) or as set forth on Schedule 2.1(p)hereto, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any material contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the SEC (the “Material Agreements”), (ii) neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement and, (iii) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default under any Material Agreement now in effect.

(q) Transactions with Affiliates.  Except as set forth on Schedule 2.1(q) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any Subsidiary, on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding share capital of the Company or any Subsidiary which, in each case, is required to be disclosed on Form 20-F, that is not so disclosed on the Form 20-F.

(r) Securities Act of 1933.  Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder.  Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws.  Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

(s) Investment Company Act Status.  The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or, to the Company’s knowledge, a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(t) No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would prevent the Company from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.  Except as set forth on Schedule 2.1(t) hereto, the Company does not have any registration statement pending before the SEC or currently under the SEC’s review.  Except as set forth on Schedule 2.1(t) hereto, since December 1, 2006, the Company has not offered or sold any of its equity securities or debt securities convertible into Ordinary Shares.

(u) DTC Status.  The Company’s current transfer agent is a participant in, and the Ordinary Shares are eligible for transfer pursuant to, the Depository Trust Company Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email address of the Company’s transfer agent is set forth on Schedule 2.1(u) hereto.

(v) Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(w) Title to Assets.  The Company and the Subsidiaries have valid land use rights for all real property that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all liens, except for liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(x) Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including directors and officers insurance coverage at least equal to $10 million.  The Company has no reason to believe that it will not be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries’ respective lines of business.

(y) Accounting Controls.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 15 of Form 20-F for the Company’s most recently ended fiscal year-end (such date, the “Evaluation Date”).  The Company presented in the Form 20-F the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Rule 13a-15(e) of the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(z) Certain Registration Matters. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 2.2, no registration under the Securities Act is required for the offer and sale of the Shares and the Warrants by the Company to the Purchasers under the Transaction Documents.  The Company is eligible to register the Shares and the Warrant Shares under Form F-3 promulgated under the Securities Act.

(aa) Listing and Maintenance Requirements.  Except as specified in the SEC Documents, the Company has not, in the two years preceding the date hereof, received notice from the Nasdaq Global Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of its shares on the Nasdaq Global Market.  The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Nasdaq Global Market, and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Purchasers the Securities contemplated by Transaction Documents.

(bb) Application of Takeover Protections.  The Company has no knowledge of any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Association or the laws of the state of Israel that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(cc) No Additional Agreements.  Except as set forth in Schedule 2.1(cc), the Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(dd) Foreign Corrupt Practices Act.  Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of any of the Company or any Subsidiary, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ee) PFIC.  Neither the Company nor any Subsidiary is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(ff) Money Laundering Laws. The operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the applicable money laundering statutes of the United States and the state of Israel, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(gg) Solvency.  Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.   Schedule 3.1(gg) sets forth as of September 30, 2007, all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $500,000 (other than accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP, except for payments under leases entered into in the ordinary course of the Company’s business.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(hh) OFAC. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii) Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities.  The Company further represents to each Purchaser that the

Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(jj) Acknowledgement Regarding Purchaser’s Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Section 2.2(k)), it is understood and acknowledged by the Company that none of the Purchasers have been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term.  The Company acknowledges that such aforementioned activities do not constitute a breach of any of the Transaction Documents.

(kk) Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

Section 2.2 Representations, Warranties and Agreements of the Purchasers.  Each of the Purchasers hereby represents, warrants and agrees to the Company with respect solely to itself and not with respect to any other Purchaser as follows as of the date hereof and as of the Closing Date:

(a) Organization and Standing of the Purchasers.  If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Authorization and Power.  Each Purchaser has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to purchase the Securities being sold to it hereunder.  The execution, delivery and performance of the Transaction Documents by each Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, shareholders, or partners, as the case may be, is required.  When executed and delivered by the Purchasers, the other Transaction Documents shall constitute valid and binding obligations of each Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflict.  The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby and hereby do not and will not (i) violate any provision of the Purchaser’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party or by which the Purchaser’s respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser are bound or affected, except, with respect to clauses (ii) or (iii) (other than with respect to federal and state securities laws) for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect the Purchaser’s ability to perform its obligations under the Transaction Documents.

(d) Acquisition for Own Account.  Each Purchaser is purchasing the Securities solely for its own account and not with a view to, or for sale in connection with, public sale or distribution thereof.  Each Purchaser does not have a present intention to sell any of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.  Each Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities and (iii) has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(e) Rule 144.  Each Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available.  Each Purchaser acknowledges that such person is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Purchaser has been advised that Rule 144 permits resales only under certain circumstances.  Each Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(f) General.  Each Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities.  Each Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(g) No General Solicitation.  Each Purchaser acknowledges that the Securities were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, Internet website or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.  Each Purchaser, in making the decision to purchase the Securities, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties, including without limitation, Roth Capital Partners, LLC.

(h) Accredited Investor.  Each Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer or an “associated person” of a broker-dealer.  Each Purchaser acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(i) Certain Fees.  No Purchaser has employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents or the transactions contemplated thereby.

(j) Independent Investment.  Except as may be disclosed in any filings made by a Purchaser with the SEC, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Securities.

(k) No Trading.  Such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the time that such Purchaser was first contacted by the Company or Roth Capital Partners, LLC or Craig Hallum regarding the consummation of this transaction.  Such Purchaser covenants that neither it nor any person or entity acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are announced in a press release pursuant to Section 3.4.  For purposes of this Section 2.2(k), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

ARTICLE III

COMPANY COVENANTS

The Company covenants with each Purchaser as follows, which covenants are for the benefit of each Purchaser and their respective permitted assignees.

Section 3.1 Keeping of Records and Books of Account.  The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all material financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.2 Other Agreements.  The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company under any Transaction Document.

Section 3.3 Use of Proceeds.  The Company may use the net proceeds from the sale of the Securities hereunder for working capital purposes, including acquisitions, and the satisfaction of all or a portion of the Company’s debt set forth in Schedule 2.1(gg) hereto and shall not use such proceeds for (a) the redemption of any Ordinary Shares or any convertible security or warrant, option or other right to subscribe for or purchase any additional Ordinary Shares or any convertible security (“Ordinary Share Equivalents”) or (b) the settlement of any outstanding litigation.

Section 3.4 Disclosure of Information.  The Company shall, after 8:45 a.m. (New York City time) and before 9:30 a.m. (New York City time) on November 19, 2007, issue a press release disclosing the material terms of the transactions contemplated hereunder and, within one Trading Day of the date hereof, a Report of Foreign Private Issuer on Form 6-K, disclosing the material terms of the transactions contemplated hereby, and filing the Transaction Documents as exhibits thereto.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).

Section 3.5 Disclosure of Material Information.  The Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in the Ordinary Shares.

Section 3.6 Reservation of Shares.  So long as any of the Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized and reserved for the purpose of issuance, one hundred percent (100%) of the aggregate number of Ordinary Shares needed to provide for the issuance of the Warrant Shares.

Section 3.7 Transfer Agent Instructions.  The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Company upon exercise of the Warrants in the form of Exhibit D attached hereto (the “Irrevocable Transfer Agent Instructions”).  Prior to registration of the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 5.1 of this Agreement.  The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.7 will be given by the Company to its transfer agent and that the Warrant Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement.  If a Purchaser provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Warrant Shares may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that the Warrant Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend.  The Company acknowledges that a breach by it of its obligations under this Section 3.7 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.7 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.7, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 3.8 Furnishing of Information.  Until the earliest of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

Section 3.9 Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities to the Purchasers for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 3.10 Listing of Ordinary Shares.  The Company hereby agrees to use reasonable best efforts to maintain the listing of the Ordinary Shares on a Trading Market, and as soon as reasonably practicable following the Closing (but not later than the earlier of the Effective Date (as defined in the Registration Rights Agreement) and the first anniversary of the Closing Date) to list all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Ordinary Shares traded on any other Trading Market, it will include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of the Ordinary Shares on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

Section 3.11 Equal Treatment of Purchasers.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.  For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

Section 3.12 Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

Section 3.13 Subsequent Equity Sales.

(a) From the date hereof until forty-five (45) days after the Effective Date (as defined in the Registration Rights Agreement), neither the Company nor any Subsidiary shall issue Ordinary Shares or Ordinary Share Equivalents; provided, however, that the forty-five (45) day period set forth in this Section 3.13 shall be extended for the number of Trading Days during such period in which trading in the Ordinary Shares is suspended by any Trading Market.

(b) From the date hereof until the earlier of (x) the five year anniversary of the Closing Date and (y) such time as the Purchasers no longer hold in the aggregate more than 20% of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any financing by the Company or any of its Subsidiaries involving a Variable Rate Transaction.  “Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Ordinary Shares either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.  Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(c) Notwithstanding the foregoing, this Section 3.13 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance.  “Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers or directors of the Company or up to 250,000 Ordinary Shares or options per year to consultants of the Company, in either case, pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on, or contractually obligated by the Company to issue as of, the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) securities issued pursuant to the agreements set forth on Schedule 2.1(c).

ARTICLE IV

CONDITIONS

Section 4.1 Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities.  The obligation hereunder of the Company to close and issue and sell the Securities to the Purchasers at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchasers’ Representations and Warranties.  The representations and warranties of each Purchaser shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of such date.

(b) Performance by the Purchasers.  Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing Date.

(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e) Delivery of Purchase Price.  The Purchasers shall have delivered to the Company the Purchase Price for the Securities to be purchased by each Purchaser.

(f) Delivery of Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by the Purchasers to the Company.

Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Securities.  The obligation hereunder of the Purchasers to purchase the Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below.  These conditions are for the Purchasers’ sole benefit and may be waived by the Purchasers holding, or committed to purchase at least 67% of the Shares at any time in their sole discretion.

(a) Accuracy of the Company’s Representations and Warranties.  Each of the representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such date.

(b) Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c) No Suspension, Etc.  Trading in the Ordinary Shares shall not have been suspended by the SEC or the Nasdaq Global Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, nor shall a banking moratorium have been declared either by the Israel, United States or New York State authorities.

(d) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e) No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(f) Opinion of Counsel.  The Purchasers shall have received an opinion of Israel counsel, U.S. counsel and general counsel to the Company, dated the date of the Closing, substantially in the form of Exhibits E-1, E-2 and E-3, respectively with such exceptions and limitations as shall be reasonably acceptable to counsel to the Purchasers.

(g) Shares and Warrant Shares.  At or prior to the Closing Date, the Company shall have delivered to the Purchasers the certificates representing the Shares (in such denominations as each Purchaser may request) and the Warrants (in such denominations as each Purchaser may request).

(h) Secretary’s Certificate.  The Company shall have delivered to the Purchasers a secretary’s certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Officer’s Certificate referred to in Section 4.2(i) below, (iii) the Organizational Documents, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(i) Officer’s Certificate.  On the Closing Date, the Company shall have delivered to the Purchasers a certificate signed by an executive officer on behalf of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (a)-(e) and (l) of this Section 4.2 as of the Closing Date (provided that, with respect to the matters in paragraphs (d) and (e) of this Section 4.2, such confirmation shall be based on the knowledge of the executive officer after due inquiry).

(j) Registration Rights Agreement.  As of the Closing Date, the Company shall have executed and delivered the Registration Rights Agreement to each Purchaser.

(k) Transfer Agent Instructions.  The Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, shall have been delivered to the Company’s transfer agent.

(l) Material Adverse Effect.  No Material Adverse Effect shall have occurred at or before the Closing Date.

ARTICLE V

CERTIFICATE LEGEND

Section 5.1 Legend.  Each certificate representing the Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR BLUEPHOENIX SOLUTIONS LTD. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Certificates evidencing the Securities shall not contain any legend (including the legend forth above) if at such time (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering the resale of the Securities has been filed by the

Company with the SEC and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required (which may include an opinion of counsel provided by the Company), or (iv) following the sale of the Securities pursuant to Rule 144 or (v) following the date that the Securities may be sold pursuant to Rule 144 without manner or volume restriction.  If all or any portion of a Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 without volume or manner restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such Warrant Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 5.1, it will use reasonably best efforts to, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company's transfer agent of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.  Whenever a certificate representing the Securities is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Shares or Warrant Shares, as appropriate, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Shares or Warrant Shares, as appropriate, to a Purchaser by crediting the account of such Purchaser’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).  Notwithstanding anything contained in this Agreement to the contrary, each Purchaser agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(c)(ii), 3(c)(iii), 3(c)(iv), 3(c)(v) or 3(n) of the Registration Rights Agreement, such Purchaser will forthwith discontinue disposition of such Shares and Warrant Shares under the Registration Statement until such Purchaser’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 3(j) of the Registration Rights Agreement, or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.  In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $25,000 of the Securities (based on the VWAP of the Ordinary Shares on the date such Securities are submitted to the Company’s transfer agent) delivered for removal of the restrictive legend and subject to this Section 4.1(c), $50 per Trading Day for each Trading Day after the seventh Trading Day following the Legend Removal Date until such certificate is delivered without a legend.  Notwithstanding anything hereunder to the contrary, for any periods during which partial liquidated damages are accruing under both this Section 5.1 and Section 2(e) of the Warrant, the holder of the Warrant shall only have the right to recover partial liquidated damages, at the option of such holder, under one such provision.   Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company's failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document.  The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Company Indemnity.  Subject to the provisions of this Section 6.1, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, managers, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, managers, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents.  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Fees and Expenses.  At the Closing, the Company has agreed to reimburse Enable Capital Management, LLC (“Enable”) up to $30,000 for its fees and expenses.  Accordingly, in lieu of the foregoing payments, the aggregate amount that Enable is to pay for the Securities at the Closing shall be reduced by $30,000 in lieu thereof.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

Section 7.2 Specific Performance; Consent to Jurisdiction; Venue.

(a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Company and each Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 7.3 Entire Agreement.  This Agreement, the Warrant and the Registration Rights Agreement contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein, the Warrant or in the Registration Rights Agreement, neither the Company nor any Purchaser make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.

Section 7.4 Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:                               BluePhoenix Solutions Ltd.
8 Maskit Street
Herzlia  46120
Israel
Attention: Yael Peretz and Varda Sagiv
Tel. No.: 972-(9)-952-6110
Fax No.: 972-(9)-952-6111

with copies (which copies
shall not constitute notice
to the Company) to:                             Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10036
Attention: Ernest S. Wechsler, Esq.
Tel No.: (212) 715-9100
Fax No.: (212) 715-8000

If to any Purchaser:
At the address of such Purchaser set forth on the signature attached hereto to this Agreement, with copies to Purchaser’s counsel as set forth on the signature page attached hereto or as specified in writing by such Purchaser.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto pursuant to the provisions of this Section 7.4.

Section 7.5 Amendments and Waivers.  No provision of this Agreement may be amended or waived except in a written instrument signed by the Company and Purchasers holding, or committed to purchase at least 67% of the Shares.  Any amendment or waiver effected in accordance with this Section 7.5 shall be binding upon each Purchaser (and their permitted assigns) and the Company.  No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.6 Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.7 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.  Subject to Section 5.1 hereof, the Purchasers may assign the Shares and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

Section 7.8 No Third Party Beneficiaries.  Except as contemplated by Article VI hereof, this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.10 Survival.  The representations and warranties of the Company and the Purchasers shall survive the execution and delivery hereof and the Closing hereunder for the applicable statute of limitations period.

Section 7.11 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

Section 7.12 Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.13 Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Warrants and the Registration Rights Agreement.

Section 7.14 Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

Section 7.15 Agent for Service of Process.  The Company hereby irrevocably appoints Tom O’Connell, BluePhoenix Solutions U.S.A. Inc., 8000 Regency Parkway, Suite 300, Cary, North Carolina  27518, Telephone: (919) 380-5100, Facsimile: (919) 380-5111, Attention: Secretary, as its agent for the receipt of service of process in the United States.  The Company agrees that any document may be effectively served on it in connection with any action, suit or proceeding in the United States by service on its agents. Each of the Purchasers consents and agrees that the Company may, in its reasonable discretion, irrevocably appoint a substitute agent for the receipt of service of process located within the Untied States, and that upon such appointment, the appointment of Tom O’Connell may be revoked.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

            BLUEPHOENIX SOLUTIONS LTD.

            By:_____________________________________
                 Name:
         Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR PURCHASERS FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                        NAME OF INVESTOR

                                        By:_____________________________________________
                                        Name:
                                        Title:

         Investment Amount: $

         Number of Ordinary Shares:  __________________

         Number of Warrants:  _______________________

         Tax ID No.:

                                        ADDRESS FOR NOTICE

                                        c/o:

                                        Street:

                                        City/State/Zip:

                                        Attention:

                                        Tel:

                                        Fax:

                                        DELIVERY INSTRUCTIONS
                                        (if different from above)

                                        c/o:

                                        Street:

                                        City/State/Zip:

                                        Attention:

                                        Tel:

EXHIBIT A
LIST OF PURCHASERS

Names of Purchasers	Investment Amount and Number of Shares and Warrants Purchased

EXHIBIT B
FORM OF WARRANT

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

BLUEPHOENIX SOLUTIONS LTD.

as of _____, 2007

[Name and address of Transfer Agent]
Attn:  _____________

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of November __, 2007, by and among BluePhoenix Solutions Ltd., an Israeli corporation (the “Company”), and the purchasers named therein (collectively, the “Purchasers”) pursuant to which the Company is issuing to the Purchasers ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) and warrants (the “Warrants”) to purchase Ordinary Shares.  This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time) to issue Ordinary Shares upon exercise of the Warrants (the “Warrant Shares”) to or upon the order of a Purchaser from time to time upon (i) surrender to you of a properly completed and duly executed Exercise Notice in the form attached hereto as Exhibit I and (ii) delivery of a treasury order or other appropriate order duly executed by a duly authorized officer of the Company.  So long as you have previously received written confirmation from counsel to the Company that a registration statement covering resales of the Warrant Shares, as applicable, has been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and no subsequent notice by the Company or its counsel of the suspension or termination of its effectiveness, then certificates representing the Warrant Shares shall not bear any legend restricting transfer of the Warrant Shares and should not be subject to any stop-transfer restriction; provided, however, that if you have not previously received written confirmation from counsel to the Company that a registration statement covering resales of the Warrant Shares has been declared effective by the SEC under the 1933 Act, then the certificates for the Warrant Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, OR AMBIENT CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

and, provided further, that the Company may from time to time notify you to place stop-transfer restrictions on the certificates for the Warrant Shares in the event a registration statement covering the Warrant Shares is subject to amendment for events then current.

A form of written confirmation from counsel to the Company that a registration statement covering resales of the Warrant Shares has been declared effective by the SEC under the 1933 Act is attached hereto as Exhibit II.

Please be advised that the Purchasers are relying upon this letter as an inducement to enter into the Purchase Agreement and, accordingly, each Purchaser is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.  Should you have any questions concerning this matter, please contact me at ___________.

                Very truly yours,

                BLUEPHOENIX SOLUTIONS LTD.

                By:_________________________________

                Name:_______________________________
                Title:________________________________

ACKNOWLEDGED AND AGREED:

[TRANSFER AGENT]

By:________________________________
Name:______________________________
Title:_______________________________
Date:_______________________________

EXHIBIT I

FORM OF EXERCISE NOTICE

EXERCISE FORM

BLUEPHOENIX SOLUTIONS LTD.

The undersigned _______________, pursuant to the provisions of the within Warrant, hereby elects to purchase _____ Ordinary Shares of BluePhoenix Solutions Ltd. covered by the within Warrant.

Dated: _________________                                        Signature    ___________________________

                                                            Address      _____________________
                                                                     _____________________

Number of Ordinary Shares beneficially owned or deemed beneficially owned by the Holder on the date of Exercise: _________________________

The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

The undersigned intends that payment of the Warrant Price shall be made as (check one):

Cash Exercise_______

Cashless Exercise_______

If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $________ by certified or official bank check (or via wire transfer) to the Issuer in accordance with the terms of the Warrant.

If the Holder has elected a Cashless Exercise, a certificate shall be issued to the Holder for the number of shares equal to the whole number portion of the product of the calculation set forth below, which is ___________.   The Company shall pay a cash adjustment in respect of the fractional portion of the product of the calculation set forth below in an amount equal to the product of the fractional portion of such product and the Per Share Market Value on the date of exercise, which product is ____________.

X = Y - (A)(Y)
  B

Where:

The number of Ordinary Shares to be issued to the Holder __________________(“X”).

The number of Ordinary Shares purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised ___________________________ (“Y”).

The Warrant Price ______________ (“A”).

The Per Share Market Value of one Ordinary Share _______________________ (“B”).

ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint _____________, attorney, to transfer the said Warrant on the books of the within named corporation.

Dated: _________________                                        Signature    ___________________________

                                    Address      ______________________
                                                                     ______________________

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the right to purchase _________ shares of Warrant Stock evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint ___________________, attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated: _________________                                        Signature    ___________________________

                                                            Address      _______________________
                                                                     _______________________

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-___ canceled (or transferred or exchanged) this _____ day of ___________, _____, Ordinary Shares issued therefor in the name of _______________, Warrant No. W-_____ issued for ____ Ordinary Shares in the name of _______________.

EXHIBIT II

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

[Name and address of Transfer Agent]
Attn:  _____________

Re:            BluePhoenix Solutions Ltd.

Ladies and Gentlemen:

We are special counsel to BluePhoenix Solutions Ltd., an Israeli corporation (the “Company”), and have represented the Company in connection with that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of November __, 2007, by and among the Company and the purchasers named therein (collectively, the “Purchasers”) pursuant to which the Company is issuing to the Purchasers ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) and warrants (the “Warrants”) to purchase Ordinary Shares.  Pursuant to the Purchase Agreement, the Company has also entered into a Registration Rights Agreement with the Purchasers (the “Registration Rights Agreement”), dated as of November __, 2007, pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the Ordinary Shares issuable upon exercise of the Warrants, under the Securities Act of 1933, as amended (the “1933 Act”).  In connection with the Company’s obligations under the Registration Rights Agreement, on ________________, 200__, the Company filed a Registration Statement on Form F-3 (File No. 333-________) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the resale of the Registrable Securities which names each of the present Purchasers as a selling stockholder thereunder.

In connection with the foregoing, we advise you that a member of the SEC’s staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective under the 1933 Act at [ENTER TIME OF EFFECTIVENESS] on [ENTER DATE OF EFFECTIVENESS] and we have no knowledge, after telephonic inquiry of a member of the SEC’s staff, that any stop order suspending its effectiveness has been issued or that any proceedings for that purpose are pending before, or threatened by, the SEC and accordingly, the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

            Very truly yours,

            [COMPANY COUNSEL]

            By:_________________________

cc:            [LIST NAMES OF PURCHASERS]

EXHIBIT E-1
FORM OF ISRAEL COUNSEL OPINION

1.            The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel and has the requisite power to own, lease and operate its properties and assets, and to carry on its business as described in the SEC Documents.

2.            The Company has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Shares. The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary action and no further consent or authorization of the Company, its Board of Directors or its shareholders is required. The Ordinary Shares are not subject to any preemptive rights under the Organizational Documents.

3.            The Shares have been duly authorized, and when delivered against payment in full as provided in the Purchase Agreement, will be, validly issued, fully paid and nonassessable. The Ordinary Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance, and when delivered upon exercise as provided in the Warrants will be validly issued, fully paid and nonassessable.

4.            The execution, delivery and performance of and compliance with the terms of the Transaction Documents and the Ordinary Shares do not (a) violate any provision of the Organizational Documents or (b) result in a violation of any Israeli statute, rule, regulation (including Israeli securities laws and regulations) applicable to the Company.

EXHIBIT E-2
FORM OF U.S. COUNSEL OPINION

1.            Each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms.

2.            Assuming that all of the Purchasers’ representations and warranties in the Purchase Agreement are complete and accurate, the offer, issuance and sale of the Shares and the offer, issuance and sale of the Ordinary Shares issuable upon exercise of the Warrants are exempt from the registration requirements of the Securities Act of 1933, as amended.

EXHIBIT E-3
FORM OF GENERAL COUNSEL OPINION

1.            The execution, delivery and performance of the Agreement, the Registration Rights Agreement and the Warrant by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares, the Warrants and the Warrant Shares, do not and will not conflict with, or constitute a material default (or an event that with notice or lapse of time of both would become a default) under any agreement incorporated by reference as an exhibit to the Company’s Form 20-F for the year ended December 31, 2006.